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                                                                EXHIBIT 5(a)



                                            December 10, 1997



Tenet Healthcare Corporation
3820 State Street
Santa Barbara, CA  93105

Gentlemen:

    I am the General Counsel of Tenet Healthcare Corporation, a Nevada corporation (the "Company"), and in such capacity I have examined the Company's Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 20,000 shares of the Company's common stock, $.075 par value per share (the "Shares"), that may be offered for sale by the person listed under the heading "Selling Shareholder" in the Registration Statement.

    I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below.

    Based on the foregoing, I am of the opinion that the Shares are duly authorized, legally issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement and to the reference to me in the Prospectus incorporated therein. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ Scott M. Brown

                                       Scott M. Brown